EXHIBIT 2.2

                               PURCHASE AGREEMENT

This Purchase Agreement is made and entered into this 10th day of July, 1997, by and between Vitech America, Inc. ("Vitech"), a Florida Corporation with its principal offices located at 8807 Northwest 23rd Street, Miami, Florida 33172, and Microtec Holdings USA, Inc. ("Microtec"), a Nevada Corporation with its principal offices located at 1475 Terminal Way, Suite E, Reno, Nevada 89502.

Recitals:

1. Microtec, with the consent of its shareholders, agrees to transfer 100% of its capital stock to Vitech to become a wholly owned subsidiary of Vitech.

2. As consideration for the purchase of Microtec, Vitech agrees to issue 50,000 shares of the Common Stock of Vitech to the shareholders of Microtec proportional to their holdings of Microtec.

In witness whereof, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

VITECH AMERICA, INC.

By: /s/ EDWARD A. KELLY
   ----------------------------
        Edward A. Kelly
        Chief Financial Officer

MICROTEC HOLDINGS USA

By: /s/ PAULO CORTEZ
   ----------------------------
       Paulo Cortez
       Director